Exhibit 99.1

Pulmatrix Licenses Inhaled COPD Drug PUR0200 to Vectura Group plc

The agreement will accelerate the development of the innovative inhaled drug

LEXINGTON, MA — Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary diseases, today announced that it has partnered with Vectura Group plc (LSE: VEC) (“Vectura”) to develop Pulmatrix’s drug candidate, PUR0200, for chronic obstructive pulmonary disease (COPD) for the U.S. market. Vectura and/or its partners will be responsible for all future development costs to advance the product for the U.S.

Pulmatrix will provide the data package for PUR0200 and assist with the transfer of development and manufacturing activities to Vectura. As part of the agreement, a technology access fee of $1 million will be payable to Pulmatrix upon successful achievement of pre-agreed pharmaceutical development criteria. Vectura will commence development immediately and will pay Pulmatrix a mid-teen percentage share of any future revenues that Vectura receives relating to future development and sale of PUR0200 and PUR0200-related products including future combinations.

“Vectura has deep experience with inhaled drugs and innovative dry powder delivery technologies which makes them an optimal partner to advance PUR0200 as a better product for COPD patients,” explained Robert W. Clarke, Ph.D., Chief Executive Officer of Pulmatrix. “By out-licensing the program to Vectura, PUR0200 is in the hands of a partner with a demonstrated ability to develop drugs for COPD and allows Pulmatrix to focus on our product pipeline including PUR1900 and PUR1800.”

PUR0200 combines tiotropium bromide, the active component in the billion-dollar blockbuster drug Spiriva, with Pulmatrix’s ground-breaking iSPERSETM drug delivery platform. Early stage clinical trials of PUR0200 have shown the product to be up to five times more efficient at delivering the drug to the lungs than the currently marketed product. Vectura will utilize its innovative dry power inhaler device technology to deliver PUR0200, with the goal of providing enhanced delivery and a better device format of PUR0200 for patients.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for rare diseases, including PUR1900, an inhaled anti-fungal for patients with cystic fibrosis (CF) and severe asthma, and PUR1800, a narrow spectrum kinase inhibitor for patients with COPD. In addition, Pulmatrix is pursuing opportunities in major pulmonary diseases through collaborations, including PUR0200, a branded generic in clinical development for COPD. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

About PUR0200

PUR0200 is Pulmatrix’s once-daily, inhalable iSPERSE™ reformulation of tiotropium bromide for COPD patients. PUR0200 is a branded alternative to Spiriva® HandiHaler® in the US.

About Vectura

Vectura, a FTSE250 company listed on the London Stock Exchange (LSE: VEC), is an industry-leading device and formulation business for inhaled airways products offering a uniquely integrated inhaled drug delivery platform. With its extensive range of device and formulation technologies, integrated capabilities and collaborations, it is a leader in the development of inhalation products, increasing its ability to help patients suffering from respiratory diseases.

Vectura has eight inhaled, four non-inhaled and ten oral products marketed by partners with growing global royalty streams. The group has a diverse portfolio of drugs in clinical development, including a number of novel and generic programmes which are partnered with several global pharmaceutical and biotechnology companies including Hikma, Novartis, Sandoz, Mundipharma, Kyorin, Baxter, GSK, UCB, Ablynx, Grifols, Bayer, Chiesi, Almirall, Janssen, Dynavax and Tianjin KingYork along with two wholly owned nebulised development programmes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K filed by the Company with the Securities and Exchange Commission on March 10, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com